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                                                                      Exhibit 99

NEWS RELEASE
------------

Contact:    Bob Cardon, Dynatronics Corp.
            800-874-6251 or 801-568-7000

                Dynatronics Announces Positive Year-end Results

      Salt Lake City, Utah (September 22, 2010) - Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal fourth quarter and year ended June 30, 2010.

      Net income for the quarter ended June 30, 2010, increased 54 percent to $70,955 ($.01 per common share), compared to $46,102 ($.00 per common share) for the quarter ended June 30, 2009. Net income for the year ended June 30, 2010, increased 310 percent to $423,977 ($.03 per common share) compared to $103,324 ($.01 per common share) for the prior year.

      "The increase in annual profits is attributable to improved sales, particularly in sales of higher margin capital equipment," stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. "We also enhanced our operating efficiencies by reducing labor and overhead costs as well as securing better pricing and terms from vendors."

      These results continue the trend of seven consecutive profitable quarters for the company. "Despite the difficult economic times of the past two years, we have not only returned to solid profitability, but have also improved our cash position significantly," added Cullimore. "The combination of improved profitability, better management of receivables and inventory, and a $500,000 federal income tax refund allowed us to reduce borrowings on our operating line of credit during the fiscal year by approximately $1,834,000."

      "Our efforts to reduce expenses have been complemented by specific marketing strategies that resulted in the increase in sales reported for the fiscal year," said Larry K. Beardall, executive vice president of the company. "With the broad line of products we now offer and a strong sales force that continues to grow, we are focusing our efforts on developing relationships with large chains of clinics and hospitals, national accounts and group purchasing organizations (GPOs) that buy primarily through negotiated contracts."

      Beardall notes that nationally, GPOs as a group purchase an estimated $400 million of products annually related to physical medicine. "We are excited to be tapping into this new market opportunity," added Beardall. "In addition, with the recent launch of our new e-commerce website, we're seeing a significant portion of our total orders being placed over the web. These online sales help drive down our transaction costs and help us become more efficient."

      "With all of these positive developments, we feel that we're clearly headed in the right direction despite the general economic conditions. We believe we are well positioned to capitalize on our efforts of the past year and accelerate our trends toward greater profitability and growth," concluded Cullimore.

      Dynatronics has scheduled a conference call for investors on Wednesday, September 22, 2010, at 1:00 p.m. ET. Those wishing to participate should call
(800) 698-6162 and use passcode 5687000.

      A summary of the financial results as of June 30, 2010 and 2009 and for the three and twelve month periods follows:

                        Summary Selected Financial Data
                       Statement of Operations Highlights

                             Three Months Ended         Twelve Months Ended
                                 June 30,                    June 30,
                            2010          2009          2010          2009
                        ------------  ------------  ------------  --------------

Net sales               $  7,943,432  $  8,058,431  $ 32,962,392  $  32,406,891
Cost of sales              4,919,839     5,001,599    20,316,818     19,996,436
                        ------------  ------------  ------------  --------------
   Gross profit            3,023,593     3,056,832    12,645,574     12,410,455

SG&A expenses              2,582,652     2,694,843    10,641,795     10,755,712
R&D expenses                 270,021       218,298       914,932        993,338
Other expenses, net           83,756       116,823       388,802        522,145
                        ------------  ------------  ------------  --------------

   Net income before
   income taxes               87,164        26,868       700,045        139,260

Income tax provision
   (benefit)                  16,209       (19,234)      276,068         35,936
                        ------------  ------------  ------------  --------------
   Net income           $     70,955  $     46,102  $    423,977  $     103,324
                        ============  ============  ============  ==============
Diluted income per
  common share          $       0.01  $       0.00  $       0.03  $        0.01
                        ============  ============  ============  ==============


                            Balance Sheet Highlights

                                                      June 30,       June 30,
                                                        2010           2009
                                                    ------------  --------------

         Cash                                       $    383,756  $     141,714
         Accounts receivable                           3,735,251      4,739,727
         Inventories                                   5,766,800      6,199,251
         Total current assets                         10,609,813     12,003,068
         Total assets                                 15,090,329     17,087,289

         Accounts payable                              1,404,022      1,795,520
         Accrued expenses                                462,641        446,327
         Line of credit                                2,768,492      4,602,651
         Total current liabilities                     5,686,280      7,785,881
         Total liabilities                             8,291,052     10,667,540
         Total liabilities and equity               $ 15,090,329  $  17,087,289

      Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

      This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements such as the statement regarding expectations for future growth in the company's business and market share gains. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost effective rates, and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-K for the year ended June 30, 2009.



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